                                                  Filed pursuant to Rule 424(b)3
                                                       Registration No.333-67368
PROSPECTUS

   Offer to Exchange $1,000,000,000 5 1/4% Notes due 2004 for $1,000,000,000
            5 1/4% Notes due 2004, Which Have Been Registered Under
                         the Securities Act of 1933, of

                                 [LOGO OF DOW]

                  The exchange offer will expire at 5:00 P.M., New York City time, on November 27, 2001, unless extended.

                               ----------------

Terms of the exchange offer:

  . The exchange notes are being registered with the Securities and Exchange
    Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

  . We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  . You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

  . We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Material Federal Tax Considerations" on page 29 for more information.

  . We will not receive any proceeds from the exchange offer.

  . The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

   Application will be made to list the notes on the Luxembourg Stock Exchange.

                               ----------------

   See "Risk Factors" beginning on page 6 for a discussion of the risks that should be considered by holders prior to tendering their original notes.

                                                                       Final
                                                            Annual    Maturity
Principal Amount                                           Interest     Date
----------------                                           -------- ------------
$1,000,000,000............................................  5 1/4%  May 14, 2004

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this prospectus is October 29, 2001.

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the securities to any person or by anyone in any jurisdiction where it is unlawful. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of the document incorporated by reference.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   i
Prospectus Summary.........................................................   1
About Dow..................................................................   1
Risk Factors...............................................................   6
Use Of Proceeds............................................................   7
Ratio Of Earnings To Fixed Charges.........................................   7
Capitalization.............................................................   8
Selected Consolidated Financial Data.......................................   9
Directors and Management...................................................  11
The Exchange Offer.........................................................  12
Description of The Notes...................................................  19
Material Federal Tax Considerations........................................  29
Plan Of Distribution.......................................................  31
Legal Matters..............................................................  31
Experts....................................................................  32
General Information........................................................  32

                      WHERE YOU CAN FIND MORE INFORMATION

   Dow files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 25049 or by calling 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

   The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Dow, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

   You can also inspect reports, proxy statements and other information about Dow at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The Securities and Exchange Commission allows Dow to "incorporate by reference" information into this prospectus. This means that Dow can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

   This prospectus incorporates by reference the documents listed below that Dow has previously filed with the Securities and Exchange Commission. The documents contain important information about Dow and Dow's financial condition.

Dow's Filings with the Commission                            Period
---------------------------------                            ------
Annual Report on Form 10-K....................... Year ended December 31, 2000

Quarterly Reports on Form 10-Q................... Quarter ended March 31, 2001
                                                  Quarter ended June 30, 2001

Current Reports on Form 8-K...................... February 5, 2001
                                                  February 6, 2001 (as amended)
                                                  February 6, 2001
                                                  February 20, 2001 (as amended)
                                                  April 4, 2001
                                                  April 16, 2001
                                                  April 26, 2001
                                                  July 26, 2001
                                                  September 21, 2001
                                                  October 25, 2001

   Dow also incorporates by reference any future filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the filing of this registration statement and before its effectiveness and (2) until the expiration of the exchange offer and the exchange of the notes pursuant hereto. Dow's subsequent filings with the Securities and Exchange Commission will automatically update and supersede information in this prospectus.

   You may obtain a copy of any of the documents incorporated by reference in this document at no cost by writing to or telephoning Dow at the following address and telephone number:

                       Office of the Corporate Secretary
                            The Dow Chemical Company
                                2030 Dow Center
                            Midland, Michigan 48674
                            Telephone: 989-636-1792

   Dow has not authorized anyone to give any information or make any representation about Dow that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                               PROSPECTUS SUMMARY

   The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the exchange notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section beginning on page 6 of this prospectus.

                                   ABOUT DOW

   We are a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. We serve customers in more than 170 countries and a wide range of markets that are important to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. We have 171 manufacturing sites in 35 countries and supply more than 2,500 products.

   On February 6, 2001, we and Union Carbide Corporation ("Union Carbide") completed a merger in which Union Carbide became our wholly owned subsidiary. In the merger, we exchanged approximately 219 million treasury shares of Dow common stock for all of the issued and outstanding shares of Union Carbide common stock. The merger is being accounted for as a pooling of interests.

General

   We were incorporated in 1947 under Delaware law and are the successor to a Michigan corporation, of the same name, organized in 1897. Our principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674, and our telephone number is 989-636-1000.

Summary of the Exchange Offer

   On May 15, 2001, we completed the private offering of $1,000,000,000 aggregate principal amount of 5 1/4% Notes due 2004. As part of that offering, we entered into a registration rights agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities Offered......  Up to $1,000,000,000 aggregate principal amount of new 5 1/4% Notes due 2004, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The Exchange Offer......  We are offering to exchange new $1,000 principal amount of our 5 1/4% Notes due 2004, which have been registered under the Securities Act, for $1,000 principal amount of our outstanding 5 1/4% Notes due 2004.

                          In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $1,000,000,000 principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

                          Based on interpretations by the staff of the SEC, as
Resales.................  detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

                          . you are acquiring the exchange notes in the ordinary course of your business;

                          . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                          .  you are not an affiliate of ours.

                          If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

                          (1) you cannot rely on the applicable interpretations
                              of the staff of the SEC; and

                          (2) you must comply with the registration
                              requirements of the Securities Act in connection with any resale transaction.

                          Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

                          Furthermore, any broker-dealer that acquired any of its original notes directly from us:

                          . may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

                          . must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Expiration Date.........  5:00 p.m., New York City time, on November 27, 2001 unless we extend the expiration date.

Accrued Interest on the
 Exchange Notes and       The exchange notes will bear interest from the most
 Original Notes.........  recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the
 Exchange Offer.........  The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange Offer--Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.

Procedures for
 Tendering Original       Except as described in the section titled "The
 Notes..................  Exchange Offer--Guaranteed Delivery Procedures," a
                          tendering holder must, on or prior to the expiration date:

                          . transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to Bank One Trust Company, N.A. at the address listed in this prospectus; or

                          . if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.

                          See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Holders.....  If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery       If you wish to tender your original notes and you
 Procedures.............  cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The
                          Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.......  Tenders may be withdrawn at any time before 5:00
                          p.m., New York City time, on the expiration date.

Acceptance of Original
 Notes and Delivery of    Subject to the conditions stated in the section "The
 Exchange Notes.........  Exchange Offer--Conditions to the Exchange Offer" of
                          this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See
                          "The Exchange Offer--Terms of the Exchange Offer."

Material Federal Tax
 Considerations.........      We believe that your exchange of original notes
                              for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See
                              "Material Federal Tax Considerations."

Exchange Agent..........      Bank One Trust Company, N.A. is serving as
                              exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The
                              Exchange Offer--Exchange Agent."

Use of Proceeds.........      We will not receive any proceeds from the
                              issuance of exchange notes in the exchange offer.
                              We will pay all expenses incident to the exchange offer. See "Use of Proceeds."

                         Summary of Terms of the Notes

   The form and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture.

Exchange Notes            $1,000,000,000 principal amount of 5 1/4% Notes due
 Offered................  2004.

Maturity................  May 14, 2004.

Interest................  Interest accrues on the principal amount of the notes at 5 1/4% per year. Interest is payable on the notes, and distributions will be made semi-annually in arrears on May 14 and November 14 of each year. The first payment will be made on November 14, 2001.

Ranking.................  The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables.

Optional Redemption.....  The notes will not be redeemable prior to maturity except as provided under "Description of the Notes-- Redemption for Tax Reasons."

                                  RISK FACTORS

   In addition to the information contained elsewhere in this prospectus, the following risk factors should be carefully considered in evaluating the exchange offer and an investment in the exchange notes. The following risk factors, other than "You may have difficulty selling the original notes that you do not exchange," generally apply to the original notes as well as the exchange notes.

You may have difficulty selling the original notes that you do not exchange.

   If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Original Notes."

You may find it difficult to sell your notes because there is no existing trading market for the exchange notes.

   You may find it difficult to sell your notes because an active trading market for the notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on May 15, 2001 primarily to a small number of institutional investors. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.

   There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although Salomon Smith Barney Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Banc One Capital Markets, Inc., RBC Dominion Securities Corporation and The Williams Capital Group, L.P., the initial purchasers of the original notes, have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

   Any broker-dealer that:

  . exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

  . resells exchange notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

   In addition to broker-dealers, any noteholder that exchanges its original certificates in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

   On May 15, 2001, we issued and sold the original notes. We used the net proceeds of that offering, which were approximately $995,500,000, for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                          For the six     For the year ended
                                          months ended       December 31,
                                            June 30,   ------------------------
                                              2001     2000 1999 1998 1997 1996
                                          ------------ ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges.......     (a)      3.6x 4.3x 4.3x 6.1x 6.3x

   For the purpose of these ratios, earnings consist of income before (i) taxes, (ii) minority interests, (iii) extraordinary items, (iv) cumulative effect of change in accounting principle, (v) amortization of capitalized interest and (vi) fixed charges (adjusted to exclude capitalized interest) and after adjustment for unremitted earnings of 20%-50% owned companies. Fixed charges consist of interest on all indebtedness, amortization of capitalized debt costs, discount or premium and a portion of rentals deemed to represent an interest factor. The ratios of earnings to fixed charges give retroactive effect to our February 6, 2001 merger with Union Carbide.

(a) As a result of $1,408 million in pretax costs recorded for merger-related expenses and restructuring, earnings for the six months ended June 30, 2001 were inadequate to cover fixed charges, with a deficiency of $697 million.

                                 CAPITALIZATION

   The following table sets forth as of June 30, 2001, our short-term debt and long-term debt and stockholders' equity. The table should be read in conjunction with our financial statements, the notes to our financial statements, and the other financial data included in or incorporated by reference into this prospectus.

                                                           As of June 30, 2001
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                              (in millions)
Short-term debt(1)........................................ $ 3,738    $ 3,738
                                                           =======    =======
Long-term debt:
  Notes issued hereby(2).................................. $   --     $   --
  Other long-term debt....................................   8,379      8,379
                                                           -------    -------
    Total long-term debt..................................   8,379      8,379
                                                           -------    -------
Stockholders' equity:
  Common stock (authorized 1,500,000,000 shares of $2.50
   par value each; issued 981,377,562)....................   2,453      2,453
  Additional paid-in capital..............................      45         45
  Unearned ESOP shares....................................    (103)      (103)
  Retained earnings.......................................  11,707     11,707
  Accumulated other comprehensive loss....................    (990)      (990)
  Treasury stock at cost (80,568,065 shares)..............  (2,524)    (2,524)
    Net stockholders' equity..............................  10,588     10,588
                                                           -------    -------
      Total long-term debt and stockholders' equity....... $18,967    $18,967
                                                           =======    =======

--------
(1)  Includes current portion of long-term debt of $38 million.
(2)  We issued $1,000,000,000 of 5 1/4% Notes due 2004 on May 15, 2001 which are reflected in "Other long-term debt" under the "Actual" and "As Adjusted" columns of this table.

   Except as disclosed herein, there has been no material adverse change in our consolidated capitalization since June 30, 2001.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data for each of the years ended December 31, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements. The selected consolidated financial data for the years ended December 31, 1997 and 1996 and the six months ended June 30, 2001 and 2000 have been derived from our unaudited consolidated financial statements and reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. The consolidated financial data have been prepared to give retroactive effect to our February 6, 2001 merger with Union Carbide and include the combined accounts of Dow and Union Carbide for all periods presented. This data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus. See "Where You Can Find More Information."

                         For the six months
                           ended June 30,         For the year ended December 31,
                         -------------------- -----------------------------------------
                           2001       2000     2000    1999     1998    1997     1996
                         ---------  --------- ------- -------  ------- -------  -------
                                                (in millions)
Income statement data:
Net sales............... $  14,730  $  14,855 $29,534 $25,859  $25,101 $27,476  $27,067
  Cost of sales.........    12,593     11,810  24,131  20,300   19,395  20,750   19,866
  Research and
   development
   expenses.............       543        547   1,119   1,075    1,026     990      962
  Selling, general and
   administrative
   expenses.............       908        905   1,825   1,776    1,964   2,168    2,426
  Amortization of
   intangibles..........        68         73     139     160      106      80       58
  Purchased in-process
   research and
   development charges..       --         --        6       6      349     --       --
  Special charges.......       --         --      --       94      458     --       --
  Merger related
   expenses and
   restructuring(1).....     1,408        --      --      --       --      --       --
  Insurance and finance
   company operations,
   pretax income........        25         43      85     150      124     127       85
  Equity in earnings of
   nonconsolidated
   affiliates...........        73        260     354      95       31     211      194
  Sundry income--net....       368        208     352     329    1,135     446      329
                         ---------  --------- ------- -------  ------- -------  -------
Earnings (loss) before
 interest, income taxes
 and minority
 interests..............      (324)     2,031   3,105   3,022    3,093   4,272    4,363
                         ---------  --------- ------- -------  ------- -------  -------
  Interest income.......        40         74     146     132      149     195      324
  Interest expense and
   amortization of debt
   discount.............       361        324     665     564      607     550      570
                         ---------  --------- ------- -------  ------- -------  -------
Income (loss) before
 income taxes and
 minority interests.....      (645)     1,781   2,586   2,590    2,635   3,917    4,117
                         ---------  --------- ------- -------  ------- -------  -------
  Provision (credit) for
   income taxes.........      (220)       573     839     874      902   1,320    1,423
  Minority interests'
   share in income......        12         39      72      74       20     113      194
  Preferred stock
   dividends............       --         --      --        5        6      13       17
                         ---------  --------- ------- -------  ------- -------  -------
Income (loss) before
 cumulative effect of
 change in accounting
 principle..............      (437)     1,169   1,675   1,637    1,707   2,471    2,483
                         ---------  --------- ------- -------  ------- -------  -------
  Cumulative effect of
   change in accounting
   principle(2).........        32        --      --      (20)     --      (17)     --
                         ---------  --------- ------- -------  ------- -------  -------
Net income (loss)
 available for common
 stockholders........... $    (405) $   1,169 $ 1,675 $ 1,617  $ 1,707 $ 2,454  $ 2,483
                         =========  ========= ======= =======  ======= =======  =======
Depreciation............ $     772  $     757 $ 1,554 $ 1,516  $ 1,559 $ 1,529  $ 1,552
                         =========  ========= ======= =======  ======= =======  =======
Earnings (loss) per
 common share from
 continuing operations
 (before cumulative
 effect of change in
 accounting principle)--
 diluted................ $   (0.49) $    1.29 $  1.85 $  1.84  $  1.89 $  2.63  $  2.51
Dividends per share of
 Dow common stock....... $   0.625  $    0.58 $  1.16 $  1.16  $  1.16 $  1.12  $  1.00

                                                    At December 31,
                            At June 30, ---------------------------------------
                               2001      2000    1999    1998    1997    1996
                            ----------- ------- ------- ------- ------- -------
                                               (in millions)
Balance sheet data
  Total assets.............   $36,947   $35,991 $33,456 $31,121 $31,004 $31,219
  Working capital..........     1,807     1,150   2,848   1,570   1,925   4,799
  Property--gross..........    35,101    34,852  33,333  32,844  31,052  30,896
  Property--net............    13,467    13,711  13,011  12,628  11,832  11,893
  Long-term debt and
   redeemable preferred
   stock...................     8,379     6,613   6,941   5,890   5,703   5,770
  Total debt...............    12,117     9,450   8,708   8,099   8,145   7,067
  Net stockholders'
   equity..................    10,588    11,840  10,940   9,878   9,974  10,068
  Capital expenditures.....       649     1,808   2,176   2,328   1,953   2,065

--------
(1) In the first half of 2001, pretax costs of $1,408 million were recorded for merger-related expenses and restructuring. These costs included transaction costs, employee severance, the write-down of duplicative assets and facilities and other merger-related expenses.
(2) On January 1, 2001, we recorded a cumulative transition adjustment gain of $32 million (net of related income tax of $19 million) upon adoption of Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities."

                            DIRECTORS AND MANAGEMENT

Directors

 Name                       Principal Occupation
 ----                       --------------------
 Arnold A. Allemang........ Executive Vice President, Operations
 Jacqueline K. Barton...... Professor of Chemistry, California Institute of
                            Technology
 Anthony J. Carbone........ Senior Consultant
 J. Michael Cook........... Retired Chairman and Chief Executive Officer of
                            Deloitte & Touche LLP
 John C. Danforth.......... Partner, Bryan Cave LLP; Former U.S. Senator
 Willie D. Davis........... President and Chief Executive Officer, All Pro
                            Broadcasting, Inc.
 Barbara Hackman Franklin.. President and Chief Executive Officer, Barbara
                            Franklin Enterprises; Former U.S. Secretary of
                            Commerce
 Allan D. Gilmour.......... Retired Vice Chairman, Ford Motor Company
 Michael D. Parker......... President and Chief Executive Officer
 J. Pedro Reinhard......... Executive Vice President and Chief Financial
                            Officer
 James M. Ringler.......... Vice Chairman, Illinois Tool Works, Inc.
 Harold T. Shapiro......... President, Princeton University
 William S. Stavropoulos... Chairman of the Board
 Paul G. Stern............. Partner, Thayer Capital Partners

Officers

 Name                          Office Held
 ----                          -----------
 William S. Stavropoulos...... Chairman of the Board
 Anthony J. Carbone........... Vice Chairman of the Board
 Michael D. Parker............ President and Chief Executive Officer
 J. Pedro Reinhard............ Executive Vice President and Chief Financial
                               Officer
 Arnold A. Allemang........... Executive Vice President, Operations
 Richard L. Manetta........... Corporate Vice President and General Counsel
 Lawrence J. Washington, Jr... Corporate Vice President, Environment, Health
                               and Safety, Human Resources and Public Affairs
 Richard M. Gross............. Corporate Vice President, Research & Development
 David E. Kepler II........... Corporate Vice President and Chief Information
                               Officer
 Fernando Ruiz................ Vice President and Treasurer
 Frank H. Brod................ Vice President and Controller
 Tina S. Van Dam.............. Corporate Secretary
 Charles J. Hahn.............. Assistant Secretary
 Douglas J. Anderson.......... Corporate Auditor

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   When we sold the original notes in May 2001, we entered into a registration rights agreement with the initial purchasers of those original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for notes which are registered under the Securities Act of 1933. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the Securities and Exchange Commission, and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay liquidated damages to the holders of the original notes if:

  . the registration statement is not filed by August 13, 2001;

  . the registration statement is not declared effective by November 11, 2001; or

  . the exchange offer has not been consummated by December 11, 2001.

   A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

   Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on November 27, 2001. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

   As of the date of this prospectus, $1,000,000,000 aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about October 29, 2001 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "--Conditions to the Exchange Offer."

   We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

   Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

   We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

   Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Procedures for Tendering

   Except as described below, a tendering holder must, on or prior to the expiration date:

 . transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to Bank One Trust Company, N.A. at the address listed below under the heading "--Exchange Agent;" or

 . if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message to the exchange agent at the address listed below under the heading "--Exchange Agent."

   In addition:

 . the exchange agent must receive, on or before the expiration date, certificates for the original notes; or

 . a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

 . the holder must comply with the guaranteed delivery procedures described below.

   The Depository Trust Company will be referred to as DTC in this prospectus.

   The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

   The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

   If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

   Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

 . by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

 . for the account of an "eligible institution."

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

   We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

   We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

   If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

   If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

   By tendering, each holder will represent to us that, among other things,

  . the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder and

  . neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

   In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

   If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

   For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

   In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

  . certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility;

  . a properly completed and duly executed letter of transmittal; and

  . all other required documents.

   Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

   The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  . be transmitted to and received by the exchange agent at the address listed below under "--Exchange Agent" on or prior to the expiration date; or

  . comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  . the tender is made through an eligible institution;

  . prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

   (1) stating the name and address of the holder of original notes and the amount of original notes tendered,

   (2) stating that the tender is being made; and

   (3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

   Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

   For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

  . identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

  . contain a statement that the holder is withdrawing his election to have the original notes exchanged;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

  . specify the name in which the original notes are registered, if different from that of the depositor.

   If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under "--Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

  . there is threatened or instituted any action or proceeding in any court or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  . any law, rule or regulation or applicable interpretation of the staff of the SEC is issued or promulgated which, in our good faith determination, does not permit us to effect the exchange offer; or

  . the exchange offer, or the making of an exchange by any holder, violates applicable law or any applicable interpretation of the SEC.

   These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

   In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at such time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

   We have appointed Bank One Trust Company, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

           Delivery To: Bank One Trust Company, N.A., Exchange Agent

       By Hand Before 4:30 p.m.:         By Registered or Certified Mail:


      Bank One Trust Company, N.A.         Bank One Trust Company, N.A.
   One North State Street, 9th Floor    One North State Street, 9th Floor
           Chicago, IL 60602                    Chicago, IL 60602
          Attention: Exchanges                 Attention: Exchanges

                      By Hand or Overnight Delivery after
                       4:30 p.m. on the Expiration Date:

                          Bank One Trust Company, N.A.
                       One North State Street, 9th Floor
                               Chicago, IL 60602
                              Attention: Exchanges
                             For Information Call:
                                 (800) 524-9472

                           By Facsimile Transmission
                       (for Eligible Institutions only):

                                 (312) 407-8853
                              Attention: Exchanges
                             Confirm by Telephone:
                                 (800) 524-9472

   If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

   We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $300,000.

Accounting Treatment

   We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

Transfer Taxes

   Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Original Notes

   Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

   Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

  .  will not be able to rely on the interpretation of the SEC's staff;

  .  will not be able to tender its original notes in the exchange offer; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

   We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

                            DESCRIPTION OF THE NOTES

   The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions and registration rights relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes.

   The notes will be issued under an indenture, dated as of April 1, 1992, as supplemented by a first supplemental indenture, dated as of January 1, 1994, a second supplemental indenture, dated as of October 1, 1999, and a third supplemental indenture dated as of May 15, 2001, between us and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee (which is referred to collectively as the "indenture").

   The following discussion summarizes selected provisions of the indenture under which the notes will be issued. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. Whenever there is a reference to a particular defined term of the indenture, the defined term is incorporated by reference, and the statement is qualified in its entirety by that reference.

   A copy of the form of the indenture is available from us upon request. You should read the indenture for provisions that may be important to you but which are not included in this summary.

General Terms of the Notes

   The notes will be our unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue thereunder and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

   We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the notes issued in this offering. Any additional notes having such similar terms, together with the notes, will constitute a single series of notes under the indenture.

   The notes will bear interest at 5 1/4% per annum from May 15, 2001, payable semiannually on May 14 and November 14 of each year, commencing November 14, 2001, to the persons in whose names the notes were registered at the close of business on the next preceding May 1 and November 1, respectively. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The notes will mature on May 14, 2004 at 100% of their principal amount. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. So long as the notes are listed on the Luxembourg Stock Exchange, principal and interest on the notes will be payable, and the notes will be transferable or exchangeable, at the office of the Luxembourg paying and transfer agent. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

   Any payment otherwise required to be made in respect of notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

   The notes will be issued only in fully registered form without coupons in denominations of $1,000 or any whole multiple of $1,000. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes will be represented by one or more global notes registered in the name of a nominee of DTC. Except as described under "--Book-Entry; Delivery and Form" below, the notes will not be issuable in certificated form.

   We will initially appoint the trustee at its corporate trust office as a paying agent, transfer agent and registrar for the notes. We have also appointed Credit Agricole Indosuez Luxembourg, to serve as a paying agent and transfer agent in Luxembourg. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the notes and registration of transfers of the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that, so long as the notes are listed on the Luxembourg Stock Exchange, there shall at all times be a paying agent and a transfer agent in Luxembourg. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

   The notes may not be redeemed prior to their maturity except as provided below under "--Redemption for Tax Reasons." The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Book-Entry; Delivery and Form

   The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC's nominee. One fully-registered global security will be issued with respect to each $400 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of notes. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, societe anonyme, Luxembourg ("Clearstream"), or Euroclear Bank S.A./NV, as operator of the Euroclear System ("Euroclear") if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. Clearstream's and Euroclear's depositaries will hold interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

   Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream participants"). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

   Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

   Euroclear has advised that it was created in 1968 to hold securities for its participants ("Euroclear participants") and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

   The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

   Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

   In the event definitive notes are issued, we will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent"). Holders of definitive notes will be able to receive payments and effect transfers at the offices of the Luxembourg Paying and Transfer Agent.

   Individual certificates in respect of the notes will not be issued in exchange for the global notes, except in very limited circumstances. If DTC, Clearstream or Euroclear notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC, Clearstream or Euroclear or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such global notes upon delivery of such global notes for cancellation.

   Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

   Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected by DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, a cross-market transfer will require delivery of instructions to the relevant European international clearing system, by the counterparty in such European international clearing system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

   Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent securities settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

   Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time.

Proposed EU Directive on the Taxation of Savings Income

   The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of conditions being met, it is proposed that member states of the European Union will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a paying agent resident within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states (including possibly Luxembourg) to opt instead for a withholding system for a transitional period in relation to such payments. This directive, if adopted, may be conditioned on the adoption of equivalent measures in non-European Union countries with significant financial centers (such as the United States) and in dependent or associated territories of certain member states. Pending agreement on the precise text of the directive, it is difficult to say what effect, if any, the adoption of the directive would have on the notes or payments in respect thereof. Additional amounts, as described below, will not, in any event, be payable by the Company as a result of such directive.

Payment of Additional Amounts

   We will pay to the holder of any of the notes who is a non-United States person (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on such notes, after deduction or withholding by us or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such notes to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay such additional amounts shall not apply to:

   (a) any tax, assessment or other governmental charge which would not have been so imposed but for:

  . the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having had a permanent establishment therein, or

  . such holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

   (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such notes for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

   (c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

   (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any of the notes;

   (e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of the notes who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of Dow entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

   (f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

  . certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding), or

  . any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

   (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any of the notes, if such payment can be made without such withholding by at least one other paying agent;

   (h) any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive (see "--Proposed EU Directive on the Taxation of Savings Income" above); or

   (i) any combination of items (a) through (h), inclusive;

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the notes to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the notes would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the notes. The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "--Payment of Additional Amounts" and under the heading "-- Redemption for Tax Reasons," Dow shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

   As used under this heading "--Payment of Additional Amounts" and under the headings "--Redemption for Tax Reasons" and "Material Federal Tax Considerations" the term "United States"' means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" and "non-United States person" have the same meanings as the terms U.S. Holder and Non-U.S. Holder, respectively, as set forth in "Material Federal Tax Considerations" below.

Redemption for Tax Reasons

   If, as a result of:

  . any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, which becomes effective after the date of this prospectus or which proposal is made after such date,

  . any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this prospectus or which proposal is made after such date, or

  . any action taken by any taxing authority of the United States which action is taken or becomes generally known after the date of this prospectus or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to Dow, there is, in such case, in the written opinion of independent legal counsel of recognized standing to Dow, a material increase in the probability that Dow has or may become obligated to pay additional amounts (as described above under "-- Payment of Additional Amounts"), and Dow in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it, not including assignment of the notes, the notes may be redeemed, as a whole but not in part, at Dow's option at any time thereafter, upon notice to the trustee and the holders of the notes affected thereby in accordance with the provisions of the indenture at a redemption price equal to 100% of the principal amount of the notes together with accrued interest thereon to the date fixed for redemption.

Certain Covenants of Dow

 Limitations on Liens

   Subject to the exceptions described below and those set forth under "Exempted Indebtedness," Dow may not, and may not permit any restricted subsidiary to create or permit to exist any lien on any principal property, additions to principal property or shares of capital stock of any restricted subsidiary without equally and ratably securing the notes. This restriction will not apply to certain permitted liens, including:

  . liens on principal property existing at the time of its acquisition and certain purchase money mortgages;

  . liens existing on the date of the indenture;

  . liens on property or shares of capital stock, or arising out of any indebtedness of any corporation existing at the time the corporation becomes or is merged into Dow or a restricted subsidiary;

  . liens which secure debt owing to Dow or a subsidiary by a restricted subsidiary;

  . liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code to finance all or any part of the purchase price of or the cost of construction, equipping or improving property, provided that those liens are limited to the property acquired or constructed or the improvement and to substantially unimproved real property on which such construction or improvement is located; provided further, that Dow and restricted subsidiaries may further secure all or any part of such purchase price or the cost of construction of such improvements and personal property by an interest on additional property of Dow and restricted subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, such property so acquired or constructed or such improvement;

  . liens arising from assignments of money due under contracts with the United States or any State, or any department, agency or political subdivision of the United States or any State;

  . liens in favor of any customer arising in respect of certain payments made by or on behalf of a customer for goods produced for or services rendered to customers in the ordinary course of business not exceeding the amount of those payments;

  . any extension, renewal or replacement of any lien referred to in any of the previous clauses; and

  . certain statutory liens, liens for taxes and certain other liens.

 Limitation on Sale and Lease-Back Transactions

   Subject to the exceptions set forth below under the section of the prospectus captioned "Exempted Indebtedness," sale and lease-back transactions by Dow or any restricted subsidiary of any principal property are prohibited (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between Dow and a subsidiary or between subsidiaries) unless the net proceeds of such sale and leaseback transaction are at least equal to the fair value of the property.

 Exempted Indebtedness

   Dow or any restricted subsidiary may create or assume liens or enter into sale and lease-back transactions not otherwise permitted under the limitations on liens and sale and lease-back transactions described above, so long as at that time and after giving effect to the lien or sale and lease-back transaction, the sum of:

   (1) the aggregate outstanding indebtedness of Dow and its restricted subsidiaries incurred after the date of the indenture and secured by such liens relating to principal property, additions to principal property or shares of capital stock of any restricted subsidiary; plus

   (2) the aggregate discounted value of the obligations for rental payments in respect to such sale and lease-back transactions relating to principal property does not exceed 10% of consolidated net tangible assets.

 Certain Definitions

   The following terms are important in understanding the covenants previously described:

  . "consolidated net tangible assets" means the total assets of Dow and its consolidated subsidiaries as shown on or reflected in its balance sheet, less:

   . all current liabilities, excluding current liabilities which could be classified as long-term debt under generally accepted accounting principles and current liabilities which are by their terms extendible or renewable at the obligor's option to a time more than 12 months after the time as of which the amount of current liabilities is being computed;

   .  advances to entities accounted for on the equity method of accounting;
      and

   .  intangible assets.

  . "intangible assets" means the aggregate value, net of any applicable reserves, as shown on or reflected in Dow"s balance sheet, of:

   . all trade names, trademarks, licenses, patents, copyrights and goodwill;

   .  organizational and development costs;

   . deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized; and

   .  amortized debt discount and expense, less unamortized premium.

  . "principal property" means any manufacturing facility having a gross book value in excess of 1% of consolidated net tangible assets that is owned by Dow or any restricted subsidiary and located within the United States, excluding its territories and possessions and Puerto Rico, other than any facility or portion of a facility which Dow's board of directors reasonably determines is not material to the business conducted by Dow and its subsidiaries as a whole.

  .  "restricted subsidiary" means any subsidiary:

   . of which substantially all of the property is located, and substantially all of the business is carried on, within the United States, excluding its territories and possessions and Puerto Rico; and

   . which owns or operates one or more principal properties; provided, however, restricted subsidiary shall not include a subsidiary which is primarily engaged in the business of a finance or insurance company, and branches of such finance or insurance company.

  . "subsidiary" means each corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by Dow or one or more of its subsidiaries, or by Dow and one or more of its subsidiaries.

   There are no covenants or other provisions which would offer protection to noteholders in the event of a highly leveraged transaction, rating downgrade or similar occurrence.

Events of Default

   With respect to the notes, any one of the following events will constitute an event of default under the indenture:

   (1) default by Dow for 30 days in the payment of any installment of interest on the notes;

   (2) default by Dow in the payment of any principal on the notes;

   (3) default by Dow in the performance of any of the covenants or warranties contained in the indenture for the benefit of the notes which is not remedied within a period of 90 days after receipt of written notice by Dow from the trustee or by Dow and the trustee for the holders of not less than 25% in principal amount of the notes then outstanding; or

   (4) certain events of bankruptcy, insolvency or reorganization of Dow.

   The indenture provides that if an event of default under clauses (1), (2) or
(3) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding notes may declare the principal of the notes, together with accrued interest, to be due and payable immediately. If an event of default under clauses (4) shall have occurred and be continuing, the principal of the notes, together with accrued interest, shall be due and payable immediately without any action on the part of the trustee or the holders of the notes. Upon certain conditions, such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the holders of a majority in principal amount of the notes. In addition, past defaults may be waived by the holders of a majority in principal amount of the notes, except a default in the payment of the principal of or interest on the notes or in respect of a covenant or provision of the indenture which cannot be modified or amended without the approval of the holder of each note so affected.

   The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before exercising any right or power under the indenture at the request of the holders of the notes. The indenture also provides that the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

   The indenture requires Dow to file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

Consolidation, Merger and Sale of Assets

   Dow may not merge or consolidate or sell or convey all or substantially all of its assets unless:

  . the successor corporation is Dow or is a domestic corporation which assumes Dow's obligations on the notes and under the indenture; and

  . after giving effect to such transaction, Dow or the successor corporation would not be in default under the indenture.

Satisfaction and Discharge of Indenture

   The indenture, except for certain specified surviving obligations, including Dow's obligation to pay the principal of and interest on the notes, will be discharged and canceled upon the satisfaction of certain conditions, including:

  . payment of all the notes; or

  . the deposit with the trustee of cash or U.S. government obligations or a combination of cash or U.S. government obligations sufficient for such payment or redemption in accordance with the indenture and the terms of the notes.

Modification and Waiver

   Dow and the trustee may modify and amend the indenture with the consent of the holders of more than 50% of the principal amount of the outstanding notes. No supplemental indenture may:

  . extend the final maturity of, reduce the rate or extend the time of payment of interest on, reduce the principal amount of, or reduce any amount payable on any redemption of, any notes without the consent of the holder of each note affected; or

  . reduce the percentage in principal amount of outstanding notes, the consent of the holders of which is required for any supplemental indenture, without the consent of the holders of all outstanding notes.

Notices

   Notices to holders of the notes will be published in authorized daily newspapers in the City of New York, in London, and, so long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in the City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

Governing Law

   The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

   Dow maintains banking relationships in the ordinary course of business with the trustee's affiliate, Bank One, N.A. The trustee's principal corporate trust office is located at 1 Bank One Plaza, Chicago, Illinois 60670- 0126. The trustee's principal office in New York City is located at 14 Wall Street, Eighth Floor, New York, New York 10005.

                      MATERIAL FEDERAL TAX CONSIDERATIONS

   The following summary describes certain U.S. federal income and estate tax consequences resulting from the ownership and disposition of the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences we describe below, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances, for example, insurance companies, tax exempt organizations, financial institutions, dealers in securities, holders whose functional currency is not the United States dollar and holders of the notes held as part of a "straddle," "hedge" or "conversion transaction," and does not address U.S. state or local or foreign tax consequences. Prospective holders should consult their tax advisors as to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

   As used herein, the term "United States Holder" means a beneficial owner of a note that is (a) a citizen or resident of the United States for U.S. federal income tax purposes, (b) a corporation or partnership, or any entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income tax without regard to its source or (d) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States Holder. If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of the notes, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their own tax advisors as to the particular federal income tax consequences applicable to them.

   A "Non-United States Holder" is any beneficial holder of a note that is not a United States Holder.

   For United States federal income tax purposes, a beneficial owner of an original note will not recognize any taxable gain or loss on the exchange of original notes for exchange notes under the exchange offer, and a beneficial owner's tax basis and holding period in the exchange notes will be the same as in the original notes.

United States Holders

   With the exception of a de minimis amount of original issue discount, the exchange notes will not be issued with original issue discount. As a result, interest on a note generally will be taxable to a United States Holder as ordinary income as it accrues or is received in accordance with the United States Holder's method of accounting for U.S. federal income tax purposes.

   Upon the sale, exchange, redemption, retirement, or other disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition, not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income, and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will, in general, be the United States Holder's adjusted tax basis in the original note exchanged for the exchange note, less any principal payments received by such holder. Such gain or loss will generally be capital gain or loss. Capital gain recognized by an individual investor upon a disposition of a note that has been held for more than 12 months will generally be subject to a maximum tax rate of 20% or, in the case of a note that has been held for 12 months or less, will be subject to tax at ordinary income tax rates. A United States Holder's holding period for an exchange note will include the holding period of the original note exchanged for the exchange note.

Non-United States Holders

   Subject to the discussion below concerning backup withholding, payment of interest on the notes by Dow or any paying agent to any Non-United States Holder will not be subject to U.S. federal withholding tax, provided that (a) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Dow entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to Dow through stock ownership and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (b) certain certification requirements are met. Such certification will be satisfied if the beneficial owner of the note certifies on IRS Form W-8BEN or a substantially similar substitute form, under penalties of perjury, that it is not a U.S. person and provides its name and address, and (x) such beneficial owner files such form with the withholding agent or (y) in the case of a note held through a foreign partnership or intermediary, the beneficial owner and the foreign partnership or intermediary satisfy the certification requirements of applicable U.S. Treasury regulations.

   Subject to the discussion below concerning backup withholding, a Non-United States Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless (a) such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, or (b) such gain is effectively connected with a trade or business carried on by such holder within the United States and, if a treaty applies, and the holder complies with applicable certification and other requirements to claim treaty benefits, is generally attributable to a U.S. permanent establishment maintained by the holder.

   A note held by an individual who at the time of death is not a citizen or resident of the United States as determined for U.S. estate tax purposes will not be subject to U.S. federal estate tax with respect to a note as a result of such individual's death, provided that (a) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, and (b) the interest accrued on the note was not effectively connected with the conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

   Under current U.S. federal income tax law, backup withholding at a rate of 31% will not apply to payments by Dow or any paying agent thereof on a note if
(a) in the case of a United States Holder, the holder provides an accurate taxpayer identification number, certifies that such holder is not subject to backup withholding and does not fail to report all interest and dividends required to be shown on its U.S. federal income tax returns, or (b) in the case of a Non-United States Holder, the certification described above is received, provided that Dow or the paying agent, as the case may be, does not have knowledge that the payee is a U.S. person.

   Under current Treasury regulations, payments on the sale, exchange or other disposition of a note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption.

   Non-United States Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells notes that were received by it for its own account in exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

   Furthermore, any broker-dealer that acquired any of its original notes directly from us:

  . may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

  . must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

   For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of his prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the exchange notes being offered hereby will be passed upon for Dow by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

   The Dow supplemental consolidated financial statements and related financial statement schedule incorporated by reference in this registration statement from Dow's Current Report on Form 8-K dated April 4, 2001 has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                              GENERAL INFORMATION

   Application will be made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application and if the application is to be approved, the Certificate of Incorporation and the Bylaws of Dow and a legal notice relating to the issuance of the notes will be deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus, the indenture and Dow's Annual Report on Form 10K for the year ended December 31, 2000, as well as all Annual Reports on Form 10K, Quarterly Reports on Form 10Q and Current Reports on Form 8K filed by Dow since December 31, 2000, so long as any of the notes are outstanding, will be made available for inspection at the main office of Kredietbank S.A. Luxembourgeoise, S.A., 43 Boulevard Royal, L-2955 Luxembourg, which will act as intermediary between the Luxembourg Stock Exchange and Dow and the holders of the notes. Dow will publish annual audited consolidated financial statements and unaudited quarterly financial statements for each of the first three fiscal quarters of each year. Copies of this prospectus, Annual Reports, Quarterly Reports, Current Reports and published annual and quarterly financial statements, if any, of Dow may be obtained free of charge at such office.

   Except as may be disclosed herein (including the documents incorporated by reference), there has been no material adverse change in the financial or trading position of Dow since December 31, 2000.

   Except as may be disclosed in the documents incorporated by reference, Dow is not a party to any legal or arbitration proceedings (including any that are pending or, to the knowledge of Dow, threatened) which may have or have had during the previous 12 months a significant effect on Dow's consolidated financial position.

   Resolutions relating to the issuance and sale of the notes were adopted by the Board of Directors of Dow on April 12, 2001.

   The issued and outstanding capital stock of Dow consists of 900,809,497 shares of common stock (as of June 30, 2001), all of which are fully paid.

   The notes, the indenture and the purchase agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

                                 $1,000,000,000

                            The Dow Chemical Company

                Offer for All Outstanding 5 1/4% Notes due 2004
                     in Exchange for 5 1/4% Notes due 2004,
                        Which Have Been Registered Under
                           the Securities Act of 1933

[LOGO OF DOW]

                               ----------------

                                   PROSPECTUS

                               ----------------

                                October 29, 2001

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